Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

May 4, 2016

Board of Trustees

Washington Real Estate Investment Trust

1775 Eye Street, NW

Suite 1000

Washington, DC 20006

Ladies and Gentlemen:

We are acting as counsel to Washington Real Estate Investment Trust, a Maryland real estate investment trust (the “Company”), in connection with the public offering of 5,318,750 common shares of beneficial interest, par value $0.01 per share, of the Company (the “Common Shares”) (including 693,750 common shares of beneficial interest being purchased from the Company by the underwriters of the public offering pursuant to their option to purchase such common shares of beneficial interest). The offering of the Common Shares by the Company is being made pursuant to a prospectus supplement dated April 28, 2016 (the “Prospectus Supplement”) and the accompanying prospectus dated June 1, 2015 (together with Prospectus Supplement, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (No. 333-204623) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Common Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended, currently in effect. We express no opinion herein as to any other statutes, rules, or regulations.

Board of Trustees Washington Real Estate Investment Trust	May 4, 2016

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Underwriting Agreement dated April 28, 2016, by and among the Company and J.P. Morgan Securities LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, as representatives of the several underwriters listed on Schedule 1 thereto, (ii) issuance of the Common Shares pursuant to the terms of the Underwriting Agreement and (iii) receipt by the Company of the consideration for the Common Shares in accordance with the resolutions of the Board of Trustees of the Company and the Pricing Committee of the Board of Trustees, the Common Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Common Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP
HOGAN LOVELLS US LLP

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